Consent of Independent Registered Public Accounting Firm

The Board of Trustees BNY Mellon Funds Trust:

We consent to the use of our reports dated October 29, 2009 incorporated by reference herein and to the references to our firm under the headings Financial Highlights in the prospectuses and Counsel and Independent Registered Public Accounting Firm in the statements of additional information.

KPMG LLP

New York, New York December 22, 2009